UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 15, 2010

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)           As part of the previously announced process of Polymer Group, Inc. (the “Company”) to review strategic alternatives, certain inquiries were made by third party professionals which prompted the Company and its tax advisors to evaluate the application of highly specialized provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), relating to circumstances under which a company may be designated as a “personal holding company” (“PHC”).  The Company has historically relied upon multiple third party tax professionals to assist in the preparation of its income tax filings and to advise on the Company’s tax structures.  The PHC rules are commonly understood by tax professionals to be focused on penalizing individuals who use holding companies to hold personal investments when the individual tax rates exceed corporate tax rates, and are therefore not typically applicable to public companies, such as the Company, whose primary source of income is from operating activities.  As a result of an evaluation of Sections 541 through 547 of the IRC relating to the PHC rules and based on requested ownership information received from its majority stockholders, however, the Company has determined that a tax liability associated with uncertain tax positions should have been recorded in prior periods in accordance with the provisions set forth in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740 — Income Taxes for the reasons described below.

The Company and its subsidiaries maintain a series of complex intercompany loans and intellectual property agreements that generate royalties, dividends, and/or interest income between such entities.  As a result, certain of the Company’s U.S. subsidiaries have income from affiliates within the consolidated Company group that could be classified as PHC income as defined in Section 543 of the IRC.

Additionally, the Company has determined that it may have met certain ownership requirements outlined in Section 542 of the IRC and have earned income that may be classified as undistributed PHC income as defined in Section 545 of the IRC that may subject it to the tax described in Section 541 of the IRC.  Although over 51% of the Company’s common stock has been held by two partnerships (rather than individuals), under Section 544 of the IRC, each of the individual partners in a partnership could be deemed to own, for purposes of the PHC ownership test, all of the stock of the Company owned by that partnership.  Based on the above, the Company could be considered to have met the PHC ownership requirement since March of 2003.

The Company has evaluated various tax settlement positions associated with the issue and has determined that an aggregate tax liability determined in accordance with ASC 740 of approximately $24M - $25M should be recognized that would impact each of the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010.  As most of the potential tax liability arose in periods prior to fiscal year 2007, the predominant amount of the liability will be reflected in fiscal year 2007 as an adjustment to retained earnings and noncurrent liabilities on the balance sheet, with subsequent income statement adjustments to be made to reflect interest on the prior period amounts and nominal PHC liability after that time.

Despite the contingent liability being recognized in the financial statements, the Company believes the PHC rules were not intended to apply to its situation and intends to seek a ruling from the Internal Revenue Service (the “IRS”).  However, the Company cannot be certain of the outcome of discussions with the IRS, and the amount of any taxes, interest or penalties that may be required to be paid, until a determination or ruling is received.  Regardless of the outcome of discussions with the IRS regarding past periods, the Company expects to take steps to fully mitigate any on-going exposure for future periods.

As a result of the analysis described above, on July 15, 2010, the Audit Committee of the Board of Directors of the Company, upon the recommendation of management, concluded that the previously issued financial statements contained in the Company’s Annual Reports on Form 10-K for the years ended December 29, 2007, January 3, 2009 and January 2, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, September 29, 2007, March 29, 2008, June 28, 2008, September 27, 2008, April 4, 2009, July 4, 2009, October 3, 2009 and April 3, 2010 should no longer be relied upon because of errors in such financial statements associated with the contingent liability discussed above.

The Company intends to restate its audited financial statements for each of its fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 by amending its Annual Report on Form 10-K for the year ended January 2, 2010 and restate its unaudited financial statements for the quarter ended April 3, 2010 (and the corresponding period for fiscal year 2009) by amending its Quarterly Report on Form 10-Q for the quarter ended April 3, 2010.  The Company intends to file the amended Annual Report on Form 10-K and Quarterly Report on Form 10-Q with the Securities and Exchange Commission as soon as practicable.  In conjunction with the restatements, the Company will record previously identified out-of-period adjustments that are immaterial, individually and in the aggregate, in the periods in which such adjustments should have been originally recorded.

The Company’s management, including its Chief Financial Officer, and the Audit Committee of the Board of Directors have discussed the matters disclosed in this filing with the Company’s independent registered public accounting firm, Grant Thornton LLP.

A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated July 21, 2010, announcing that PGI plans to amend historical financial results to reflect newly identified potential tax liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
(Registrant)

Date: July 21, 2010	By:	/s/ Dennis E. Norman
Dennis E. Norman
Chief Financial Officer